Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (No. 333-14399, 333-107426, 333-135621, 333-153212, and 333-179389) on Form S-8 of World Acceptance Corporation of our reports dated June 29, 2017, relating to the consolidated financial statements and the effectiveness of internal control over financial reporting of World Acceptance Corporation, appearing in this Annual Report on Form 10-K of World Acceptance Corporation for the year ended March 31, 2017.

Our report dated June 29, 2017, on the effectiveness of internal control over financial reporting as of March 31, 2017, expressed an opinion that World Acceptance Corporation had not maintained effective internal control over financial reporting as of March 31, 2017, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission in 2013.

/s/ RSM US LLP

Raleigh, North Carolina
June 29, 2017